Exhibit 99.1

Company Contact: Jim Stolze Chief Financial Officer 314-678-6105 Investor Contact: EVC Group, Inc. Doug Sherk & Jenifer Kirtland 415-896-6820 Media Contact: EVC Group, Inc. Steve DiMattia 646-201-5445

Stereotaxis Elects Michael Kaminski, President, to its Board of Directors

St. Louis, MO August 8, 2008—Stereotaxis, Inc. (Nasdaq: STXS), announced today the appointment of Michael P. Kaminski, 48, President and Chief Operating Officer of Stereotaxis, to the Company’s Board of Directors. This appointment brings the total number of directors serving on the Stereotaxis Board to 11.

“We are very pleased to announce Mike’s election to the Stereotaxis Board,” said Fred Middleton, Chairman of the Stereotaxis Board of Directors. “He continues to play a key role for us in the planning and execution of our commercial growth strategy. This will take on increasing significance at Stereotaxis as we prepare to expand the utilization of our innovative technology through several new product introductions into what is becoming an expanding world-wide market.”

Bevil Hogg, Chief Executive Officer for Stereotaxis added, “Under Mike’s operational leadership, Stereotaxis has successfully positioned itself as a leader in innovative interventional robotic systems. He will strengthen our focus on building Stereotaxis into a successful commercial enterprise from an early stage technology company.”

Mr. Kaminski joined Stereotaxis in April 2002 as it Chief Operating Officer. He was named to the additional position of President in 2007. Prior to joining the Company, Mr. Kaminski spent nearly 20 years with Hill-Rom Company, a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry. In his last position there as Senior Vice President of North American Sales and Service, he was responsible for 150 service centers, and revenue exceeding $750 million. Mr. Kaminski began his career at Hill-Rom in a manufacturing management position and then worked in several functional departments, including sales, marketing, purchasing, new product development, and general management of multiple businesses.

Mr. Kaminski has an M.B.A. from Xavier University and a B.S. in Marketing from Indiana University.

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe and Canada.